EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Preliminary Offering Circular dated August 31, 2018, which is part of the Regulation A Offering Statement on Form 1-A, expected to be filed with the Securities and Exchange Commission on or about August 31, 2018, of our report dated August 21, 2018, with respect to the financial statements of Buying.com LLC for the period ended June 30, 2018.

Buffalo Grove, IL

August 29, 2018